Free Writing Prospectus
Filed Pursuant to Rule 433
Dated June 23, 2023
Registration Statement Nos. 333-268757 and 333-268757-03

**Full Pricing Details** Exeter Automobile Receivables Trust (EART 2023-3)

Joint Leads: Citi (str), Barclays, Deutsche Bank
Co Managers: BNP Paribas, Citizens Bank, J.P. Morgan

-- Capital Structure --
CL	SIZE($MM)	OFFRD($MM)	WAL	F/S	P.WIN	E MTY.	L MTY.	BNCH	SPRD	YLD	CPN	PX
A1	71.290	67.725	0.14	F1+/A-1+	1-4	10/23	07/15/24	I-CRV	+33	5.482	5.482	100.0000
A2	114.000	108.300	0.50	AAA/AAA	4-10	04/24	09/15/25	I-CRV	+80	6.199	6.110	99.99524
A3	63.320	60.154	1.03	AAA/AAA	10-16	10/24	07/15/26	I-CRV	+90	6.125	6.040	99.99207
B	94.730	89.993	1.67	AA/AA	16-25	07/25	09/15/27	I-CRV	+130	6.195	6.110	99.99002
C	83.300	79.135	2.46	A/A	25-35	05/26	06/15/28	I-CRV	+175	6.296	6.210	99.98902
D	84.880	80.636	3.33	BBB/BBB	35-47	05/27	04/16/29	I-CRV	+250	6.775	6.680	99.99649
E	75.980	72.181	4.35	BB/BB-	47-56	02/28	01/15/31	I-CRV	+610	10.200	9.980	99.96650

- TRANSACTION SUMMARY -
• Size : $558.124mm offered
• Ratings : Fitch/S&P
• Settle : 06/29/2023
• First Pay : 07/17/2023
• B&D : DTC, Euroclear, Clearstream
• ERISA : A-D = YES; E = NO
• Registration : A-D= Public; E= 144A/Reg S/IAI
• Pricing Speed: 1.50% ABS to 5% call
• Min Denoms : A-D = 1k x 1k; E = 1,014k x 1k

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.